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                                                                  EXHIBIT (8)(i)


                          SHAREHOLDER SERVICE AGREEMENT


    AGREEMENT made this 29th day of March 1994 between SCHWAB ANNUITY PORTFOLIOS (the "Trust"), a Massachusetts business trust having its principal place of business at 101 Montgomery Street, San Francisco, California 94104, and CHARLES SCHWAB & CO., INC. ("Schwab"), a corporation organized under the laws of the State of California and a broker-dealer registered with the Securities and Exchange Commission and member of the National Association of Securities Dealers, Inc., which has its principal place of business at 101 Montgomery Street, San Francisco, California 94104.

    WHEREAS, the Trust desires that Schwab perform certain shareholder-related services for the Trust and for its series denominated as "Funds" whose shares of beneficial interest currently comprise the shares of the Trust identified on Schedule A hereto (individually referred to herein as a "Fund" and collectively as the "Funds"); and

    WHEREAS, Schwab is willing to perform such services on the terms and conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

    1. SERVICES. Schwab will perform for the Trust and the Funds the services set forth in Schedule B hereto.

    2. FEES. The Trust will pay Schwab for the services to be provided by Schwab under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Schwab will not change the fees it charges pursuant to the fee schedule until the expiration of one year from the Effective Date of this Agreement (as defined below), unless the Trust otherwise agrees to such change in writing; thereafter, Schwab may change its fees only upon the written consent of the Trust. Fees for any additional services to be provided by Schwab pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

    3. REIMBURSEMENT OF EXPENSES. In addition to paying Schwab the fees described in Section 2 hereof, the Trust agrees to reimburse Schwab for Schwab's out-of-pocket expenses in providing additional services incurred at the written direction of an officer of the Trust thereunto duly authorized.
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    4. EFFECTIVE DATE. This Agreement will become effective with respect to each
Fund as of the date set forth across from its name on Schedule A, such date for each Fund to be referred to herein as the "Effective Date."

    5. TERM AND TERMINATION. This Agreement will continue in effect with respect to each Fund, unless earlier terminated by either party hereto as to a Fund as provided hereunder, for an initial term of one year from its Effective Date. Thereafter, this Agreement will continue in effect unless either party hereto terminates this Agreement with respect to a Fund by giving 90 days' written notice to the other party, whereupon this Agreement with respect to that Fund will terminate automatically upon the expiration of said 90 days; provided, however, that after such termination, for so long as Schwab, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Schwab but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Schwab will be entitled to collect from the Trust, in addition to the fees and disbursements provided by Paragraphs 2 and 3 hereof, the amount of all of Schwab's cash disbursements and a reasonable fee (which fee shall be not less than the actual costs incurred by Schwab in performing such service) for services in connection with Schwab's activities in effecting such termination.

    6. SCHWAB'S RELIANCE ON RECORDS AND INSTRUCTIONS. Schwab may rely on any written records or instructions provided to it by the Trust or any investment adviser or sub-adviser thereto, and on any written records provided by any transfer agent or custodian thereof, and each Fund agrees to indemnify Schwab and hold it, its employees, officers, directors and agents harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature arising out of or in any way relating to any actions taken by Schwab with respect to such Fund in reasonable reliance upon such records or instructions.

    7. UNCONTROLLABLE EVENTS. Schwab assumes no responsibility hereunder, and will not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.


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    8. STANDARD OF CARE. Schwab will use its best efforts to insure the accuracy of all services performed under this Agreement, but will not be liable to the Trust for any action taken or omitted by Schwab in the absence of bad faith, willful misconduct or gross negligence.

    9. LEGAL ADVICE. Schwab will notify the Trust at any time Schwab believes that it is in need of the advice of counsel with regard to Schwab's responsibilities and duties pursuant to this Agreement; upon the Trust's consent, Schwab, at its discretion, will be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or the Fund involved unless such advice relates to a matter involving Schwab's bad faith, willful misconduct or gross negligence with respect to Schwab's responsibilities and duties hereunder, and Schwab in no event be liable to the Trust or the Fund involved or any shareholder or beneficial owner of the Trust or such Fund for any action reasonably taken pursuant to such advice.

    10. INSTRUCTIONS. Whenever Schwab is requested or authorized to take action hereunder pursuant to instructions from a shareholder concerning an account in the Trust, Schwab will be entitled to rely upon any certificate, letter or other instrument or communication, whether in writing or by electronic or telephone transmission, believed by Schwab to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder, as the case may be.

    As to the services to be provided hereunder, Schwab may rely conclusively upon the terms of the Prospectus of a Fund and the Statement of Additional Information of the Trust to the extent that such services are described therein unless Schwab receives written instructions to the contrary in a timely manner from the Trust.

    11. INDEMNIFICATION. Each Fund agrees to indemnify and hold harmless Schwab and Schwab's employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Schwab's actions taken or non-


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actions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon information, instructions or requests with respect to such Fund given or made to Schwab by an officer of the Trust thereunto duly authorized; provided that this indemnification shall not apply to actions or omissions of Schwab in cases of its own bad faith, willful misconduct or gross negligence, and further provided that, prior to confessing any claim against it which may be the subject of this indemnification, Schwab shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Schwab.

    12. RECORD RETENTION AND CONFIDENTIALITY. Schwab will keep and maintain all records which Schwab is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations in connection with the services to be provided hereunder. Schwab agrees to make such records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust.

    13. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform services required to be provided by Schwab under this Agreement are the property of Schwab. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

    14. RETURN OF RECORDS. Schwab may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain all files, records and documents created and maintained by Schwab pursuant to this Agreement which are no longer needed by Schwab in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Schwab for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.


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    15. REPRESENTATIONS OF THE TRUST. The Trust certifies to Schwab that this
Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

    16. REPRESENTATIONS OF SCHWAB. Schwab represents and warrants that the various procedures and systems which Schwab has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

    17. INFORMATION TO BE FURNISHED BY THE TRUST. The Trust has furnished to Schwab the following:

        A. Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

        B.  Copies of the following documents:

            1.  The Trust's By-Laws and any amendments thereto.

            2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                a. Approval of this Agreement, authorization of an officer of the Trust to execute and deliver this Agreement, and authorization for officers of the Trust to instruct Schwab hereunder; and

                b. Authorization of Schwab to act as Shareholder Service Agent for the Trust.

        C. A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Schwab in all matters.


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        D.  Two copies of the following (if such documents are employed by the
            Trust):

            1. Prospectuses for each Fund and the Statement(s) of Additional Information of the Trust;

            2.  Distribution Agreement;

            3.  Investment Advisory and Administration Agreement(s); and

            4. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Trust.

    18. INFORMATION FURNISHED BY SCHWAB. Schwab has furnished to the Trust the following:

        A.  Schwab's Articles of Incorporation.

        B.  Schwab's By-Laws and any amendments thereto.

        C. Certified copies of actions of Schwab covering the following matters:

            1. Approval of this Agreement, and authorization of an officer of Schwab to execute and deliver this Agreement; and

            2. Authorization of Schwab to act as Shareholder Service Agent for the Trust.

    19. AMENDMENTS TO DOCUMENTS. The Trust shall furnish Schwab written copies of any amendments to, and changes in, any of the items referred to in Section 17 hereof forthwith upon such amendments and changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectus of a Fund or a Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by Schwab in providing the services agreed to hereunder or which amendment might affect the duties of Schwab hereunder unless the Trust first obtains Schwab's approval of such amendments or changes.

    20. RELIANCE ON AMENDMENTS. Schwab may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 17 and 19 of this Agreement and a Fund will indemnify and hold


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harmless Schwab from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of Schwab with respect to such Fund in reliance upon such amendments and/or changes. Although Schwab is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 17 and 19 hereof, Schwab will be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains Schwab's written consent to and approval of such amendments or changes.

    21. NOTICES. Any notice provided hereunder shall be sufficient given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 101 Montgomery Street, San Francisco, California 94104 or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

    22. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

    23. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

    24. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of California.

    25. LIMITATION OF LIABILITY. A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.


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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                                SCHWAB ANNUITY PORTFOLIOS



                                                By:     /s/ William J. Klipp
                                                        ------------------------
                                                Name:   William J. Klipp
                                                Title:  Senior Vice President



                                                CHARLES SCHWAB & CO., INC.



                                                By:      /s/ Peter J. McIntosh
                                                        ------------------------
                                                Name:   Peter J. McIntosh
                                                Title:  Senior Vice President



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